Exhibit 99.1

CONFIDENTIAL & PROPRIETARY

FOR IMMEDIATE RELEASE

Creative Realities announces completion of ConeXus World acquisition

Transaction adds new CEO, significant core competencies, and increased financing flexibility

NEW YORK, NY – October 20, 2015 – Creative Realities, Inc. (“Creative Realities”, “CRI”, or the “Company”) (OTCQB: CREX), a leading marketing technologies solutions provider, announced that it has completed the acquisition of ConeXus World Global, LLC (“ConeXus”). ConeXus is now a wholly-owned subsidiary of the Company.

ConeXus, a leading provider of digital signage installation and services, provides the Company a stellar client list of luxury brands, DOOH companies, advertising networks and global retailers with active installations in 40 countries. ConeXus generated approximately $4.5 million of revenue for the first nine months of 2015, representing a doubling over the year prior, and has the potential for significant continued expansion. Taken together with the revenue initiatives and cost reduction activities that CRI has been undertaking, this business combination creates a larger and more profitable enterprise in a high growth industry that is in the process of consolidating.

Alec Machiels, Chairman of the Company stated, “CRI and Conexus are a fantastic strategic fit. Conexus’ reputation, personnel and operational expertise in designing, installing and servicing high-end marketing technology solutions and complex audio-visual networks domestically and internationally is outstanding. Combined with CRI’s core competencies in the design of front-end omnichannel experiences, content solutions, and other capabilities, this will significantly enhance and further differentiate our end-to-end offerings in the marketplace. The board is also extremely pleased to be naming Rick as CEO of the combined company. He has over 20 years of experience in this field and significant public company experience.”

Rick Mills, the incoming Chief Executive Officer and Director of the Company added, “We are pleased to be joining forces with the Creative Realities team. This is about creating scale and a platform optimized for organic growth and acquisitions. As the growth of digital marketing continues to accelerate, we are well positioned to be the provider of the total solution.”

Simultaneous with closing of the ConeXus transaction, the Company entered into a $3.0 million accounts receivables financing facility with a nationally-established lender and also closed on an additional $500,000 of secured promissory notes.

The merger agreement was amended in part to reflect this and certain other conditions, and is filed with the SEC. The stock consideration payable in the transaction is equal to approximately 21.3% of the Company on a fully-diluted, as-converted basis, after the issuance of a combination of the Company’s common and preferred stock at a price (or conversion price) of $0.28 per share. This amount includes a holdback provision that could reduce the final stock consideration paid by the Company.

About Creative Realities

Creative Realities helps retailers and brands use the latest technologies to inspire shopper engagement in and around the Store.  Founded 16 years ago, the firm's evolving client base has led to recognized leadership in deploying technology aligned with strategic and consumer behavior goals at Retail.  The firm has delivered consumer/shopper experiences, and is actively providing recurring services today, across diverse categories: Automotive, Apparel & Accessories, Banking, Baby/Children, Beauty, CPG, Department Stores, Electronics, Fashion, Fitness, Foodservice/QSR, Financial Services, Gaming, Luxury, Mass Merchants, and Pharmacy Retail.

About ConeXus

The Company’s ConeXus subsidiary designs, installs and services high-end audio-visual networks for global retailers, luxury brands, digital out-of-home (DOOH) companies, advertising networks, and outdoor clients. The company has four offices across North America and active installations in 40 countries.

CONFIDENTIAL & PROPRIETARY

Cautionary Note on Forward-Looking Statements

This press release contains certain statements that would be deemed "forward-looking statements" under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and includes, among other things, discussions of our business strategies, future operations and capital resources. Words such as “may,” “likely,” “anticipate,” “expect” and “believe” indicate forward-looking statements.

These forward-looking statements may reflect management’s present expectations and estimates regarding future expenses, revenue and profitability, trends affecting our financial condition and results of operations, operating efficiencies, revenue opportunities, potential new markets, and the ability of the Company to effectively compete in a highly competitive market. Nevertheless, and despite the fact that management’s expectations and estimates are based on assumptions management believes to be reasonable and data management believes to be reliable, the Company’s actual results, performance, or achievements are subject to future risks and uncertainties, any of which could materially affect the Company’s actual performance. Risks and uncertainties that could affect such performance include, but are not limited to: the adequacy of funds for future operations; future expenses, revenue and profitability; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the impact of changing customer requirements upon revenue recognition; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; the impact of the Company’s financial condition upon customer and prospective customer relationships; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in Company reports filed with the Securities and Exchange Commission.

Given these uncertainties, and the fact that forward-looking statements represent management’s estimates and assumption as of the date of this press release, you should not attribute undue certainty to these forward-looking statements. We assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements contained in this press release, even if new information becomes available in the future.

Investor Relations Contact:

Gary Abbott

Corporate Services Advisory Group

Merriman Capital, Inc.

Tel: 415-248-5639

Email: gabbott@merrimanco.com